EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Long-Term Board of Director Announces Retirement and New Member Welcomed to the Board

GREENFIELD, Wis., June 30, 2023 /PRNewswire/ -- 1895 Bancorp of Wisconsin, Inc. (the “Company”) (NASDAQ Capital Market: BCOW), the holding company for PyraMax Bank, FSB (the “Bank”), announces the retirement of a long-term board member and warmly welcomes a new addition to the board. This transition marks an important milestone in the Company’s leadership and governance, reflecting its commitment to sustained excellence.

Attorney Joseph G. Murphy, a highly respected and influential member of the board, has made the decision to retire for personal reasons, after serving over seventeen years as a Director of the Company and the Bank. Throughout his tenure, Attorney Murphy has played a pivotal role in shaping the Company’s strategic direction, contributing to its long-term success and fostering a culture of innovation.

Reflecting on his time at PyraMax Bank, Director Murphy expressed gratitude for the opportunity to serve on the board. He stated, “It has been an honor and privilege to be part of the 1895 Bancorp of Wisconsin, Inc. and PyraMax Bank boards, working alongside talented colleagues and witnessing the Company’s remarkable achievements. I am confident that the organization is poised for continued success.”

In light of this transition, the Board of Directors announces the appointment of Kristina Hill as the newest member of the boards of directors of the Company and the Bank. With an exceptional track record in the financial industry, Ms. Hill brings a wealth of knowledge, experience, and fresh perspective to the team.

Kristina Hill’s current position at IBM as a Strategic Business Leader will provide great depth. Ms. Hill is widely recognized for her outstanding leadership and accomplishments.  Her deep understanding of the financial industry landscape and proven ability to drive transformative growth, aligns with PyraMax Bank’s strategic goals and vision.

Speaking about her appointment, Ms. Hill expressed enthusiasm for joining the board, stating, “I am thrilled to be part of the distinguished boards at 1895 Bancorp of Wisconsin, Inc. and PyraMax Bank. I look forward to collaborating with my colleagues and leveraging my expertise to contribute to the Company’s continued success. Together, we will navigate the evolving business landscape and drive sustainable growth.”

1895 Bancorp of Wisconsin, Inc. and PyraMax Bank President and CEO David Ball praised retiring board member Murphy, and welcomed new board member Hill, saying, “On behalf of the entire company, I extend my heartfelt gratitude to Joseph Murphy for his invaluable contributions over the years. We are deeply grateful for his guidance and leadership. We also extend a warm welcome to Ms. Hill and look forward to leveraging her expertise to propel PyraMax Bank to new heights.”

With this transition, PyraMax Bank affirms its commitment to maintaining a diverse and talented Board of Directors, dedicated to driving the company’s long-term success and creating value for all stakeholders.

Contact: David R. Ball
Telephone: (414) 421-8200